                                                                     Exhibit 1.1



                       CHINA YUCHAI INTERNATIONAL LIMITED
           16 RAFFLES QUAY #26-00 HONG LEONG BUILDING SINGAPORE 048581
                    TEL : (65) 6220 8411 FAX : (65) 6226 0502

FOR IMMEDIATE RELEASE


                       CHINA YUCHAI INTERNATIONAL LIMITED
                             ANNOUNCES NEW DIRECTORS


SINGAPORE, JUNE 1, 2004 - China Yuchai International Limited (CYI) is pleased to announce the appointment of Mr. Raymond C. K. Ho and Mr. Liu Chee Ming as directors of CYI. These appointments were made at the meeting of the CYI board of directors held on May 28, 2004 to fill vacancies on the board of directors. Mr. Liu and Mr. Ho, together with each of the other CYI directors, will be eligible for re-election at CYI's adjourned annual general meeting of shareholders, scheduled to be held on July 2, 2004. Mr. Liu was also appointed to serve as Chairman of CYI's Audit Committee, and Mr. Ho was also appointed to serve on CYI's Audit Committee and Special Committee.

Mr. Ho is a partner of Fred Kan & Co., a Hong Kong based law firm. He has been in private practice as a solicitor since 1983 in Hong Kong, Mainland China and Vancouver. He has held various public service positions with the Law Society of Hong Kong, Hong Kong Trade Development Council and Hong Kong International Arbitration Centre. He is also currently the Chairman of the Mainland Legal Affairs Committee of the Law Society of Hong Kong.

Mr. Liu is the Managing Director of Platinum Holdings Company Limited, a Asian-focused integrated financial services group. Between 1976 and 1995, he held various positions with companies in the Jardine Fleming group, including as head of investment banking and a member of the executive committee of Jardine Fleming Holdings Limited between 1988 and 1995. He is also currently a member of the Takeovers Appeal Committee and Takeovers Panel of the Hong Kong Securities and Futures Commission.

CYI's current directors and executive officers are set forth below:

     Name                             Position
     ----                             --------
     Wrixon Frank Gasteen             President and Director
     Gao Jia Lin                      Vice President and Director
     Gan Khai Choon                   Director
     Raymond C. K. Ho                 Director
     Kwek Leng Peck                   Director
     Liu Chee Ming                    Director
     Wong Hong Ren                    Director
     Philip Ting Sii Tien             Chief Financial Officer and Director
     Sheila Murugasu                  General Counsel
     Ira Stuart Outerbridge III       Secretary

                       CHINA YUCHAI INTERNATIONAL LIMITED
           16 RAFFLES QUAY #26-00 HONG LEONG BUILDING SINGAPORE 048581
                    TEL : (65) 6220 8411 FAX : (65) 6226 0502

In addition, the Audit Committee and Special Committee of the Company have been re-constituted with the following members:

     Audit Committee                    Special Committee
     ---------------                    -----------------
     Liu Chee Ming (Chairman)           Gao Jia Lin
     Raymond C. K. Ho                   Wrixon Frank Gasteen
     Philip Ting Sii Tien               Raymond C. K. Ho
                                        Wong Hong Ren

Pursuant to the requirements of the U.S. Securities and Exchange Commission, CYI's board of directors has designated Mr. Philip Ting as CYI's Audit Committee Financial Expert.

CYI's Special Committee was formed in 2003 to review and take steps to resolve certain disputed matters arising from CYI's investment in its sole operating subsidiary, Guangxi Yuchai Machinery Company Limited ("Yuchai"). Steps taken by the Special Committee included instituting legal and arbitration proceedings against the Chinese shareholders of Yuchai in May 2003. These legal and arbitration proceedings were subsequently withdrawn following an agreement which CYI entered into with Yuchai in July 2003. The Special Committee's mandate has now been expanded to address issues relating to the implementation of this settlement agreement, as well as to review and resolve certain difficulties which CYI is experiencing in obtaining the cooperation of the Chinese shareholders of Yuchai in the management and operation of Yuchai.

The annual general meeting of CYI's shareholders which had been scheduled to be held on May 28, 2004 was adjourned due to a lack of a quorum. CYI has rescheduled the meeting for Friday, July 2, 2004 at 2:00 pm at JW Marriott Hotel, Pacific Place, 88 Queensway, Hong Kong. A new notice with respect to such meeting will be distributed shortly.

CYI has filed with the U.S. Securities and Exchange Commission a copy of this press release on Form 6-K. A copy of such filing has also been sent to The New York Stock Exchange. Reference is made to such filing for cautionary statements which identify factors that could affect the forward looking statements contained in this press release.


China Yuchai International Limited
Executive Office
16 Raffles Quay
#26-00 Hong Leong Building
Singapore 048581
Tel: (65) 6220 8411
Fax: (65) 6226 0502

Contact persons: Mr. Wrixon F. Gasteen, President
                 Mr. Philip Ting, Chief Financial Officer